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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                 MAY 18, 2000

               Date of Report (Date of earliest event reported)


                              HARTFORD LIFE, INC.

              (Exact name of registrant as specified in charter)



     DELAWARE         1-12749                    06-1470915
    ----------        ---------                  -----------
  (State or other  (Commission File Number) (IRS Employer Identification
   jurisdiction of                                        Number)
   incorporation)


        200 HOPMEADOW STREET
        SIMSBURY, CONNECTICUT                           06089
        -----------------------                        ------
        (Address of principal executive offices)      (Zip Code)


                               (860) 525-8555
                              --------------------
            (Registrant's telephone number, including area code)


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                            Hartford Life, Inc.
                         Current Report on Form 8-K


Item 5.         Other Events.

          On May 18, 2000, Hartford Life, Inc. (the "Company") issued a press release announcing that its Board of Directors approved a cash tender offer by Hartford Fire Insurance Company, a wholly owned subsidiary of The Hartford Financial Services Group, Inc., for all of the publicly-held shares of the Company's Class A Common Stock at a price of $50.50 per share. Any shares of the Company's Class A Common Stock not purchased in the tender offer would be acquired by The Hartford Financial Services Group, Inc. in a subsequent merger transaction at the same $50.50 per share cash price. A copy of the press release is attached hereto as Exhibit 99.01 and incorporated herein by reference.


Item 7.        Financial Statements, Pro Forma Financial Information and
               Exhibits.

               (a)      Not applicable.

               (b)      Not applicable.

               (c)      Exhibits

                        Exhibit No.      Description
                        ----------       ------------

                        99.01 Press Release of Hartford Life, Inc. dated May 18, 2000


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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 18, 2000

                                         HARTFORD LIFE, INC.

                                         By: /s/ Lynda Godkin
                                             ---------------------------------
                                             Name:  Lynda Godkin
                                             Title: Senior Vice President and
                                                    General Counsel


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                                                           Exhibit 99.01


                                               HARTFORD LIFE, INC. [LOGO]


                   HARTFORD LIFE ANNOUNCES AGREEMENT WITH
                THE HARTFORD TO PURCHASE OUTSTANDING SHARES
          The Hartford Agrees to Pay Shareholders $50.50 Per Share



          SIMSBURY, Conn.--Hartford Life Inc. (NYSE: HLI) today announced that The Hartford Financial Services Group Inc. (NYSE: HIG) has agreed to make a cash tender offer for all the publicly held shares of Hartford Life Class A Common Stock at a price of $50.50 per share.

          The Hartford currently owns approximately 81.5 percent of the outstanding shares of common stock of Hartford Life. Approximately 26 million shares of Hartford Life's Class A Common Stock are owned by the public.

          Any shares of Hartford Life Class A Common Stock not purchased in the tender offer would be acquired by The Hartford in a subsequent merger transaction at the same $50.50 per share cash price.

          A special committee of independent directors of the Hartford Life board reviewed and recommended approval of the offer by the full board of directors. Hartford Life board members Robert E. Patricelli and Gail Deegan served as the special committee.

          The committee's recommendation and the board's approval are based on a number of factors, including the opinion of Salomon Smith Barney Inc., the financial advisor to the special committee, that the $50.50 per share consideration is fair from a financial point of view to Hartford Life's public stockholders. The special committee's legal advisor for the transaction is Willkie Farr & Gallagher.

          The tender offer will commence shortly and will be made only by an offer to purchase and other offering documents, copies of which will be filed with the Securities and Exchange Commission and mailed to Hartford Life stockholders.

         The Hartford Life board of directors also declared a quarterly dividend of 10 cents ($0.10) per share, payable July 3, 2000, to shareholders of record at the close of business June 1, 2000.

          Hartford Life Inc., the nation's third largest life insurance group based on statutory assets, offers through its subsidiaries a comprehensive portfolio of fixed and variable annuities, life insurance, mutual funds, employee benefits and group retirement plans. The Hartford Financial Services Group Inc. is one of the nation's largest insurance and financial services operations with 1999 revenues of $13.5 billion.


          Investors and stockholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release when they become available, because they will contain important information. The tender offer statement will be filed by The Hartford with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by Hartford Life


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with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by The Hartford and Hartford Life at the SEC's web site at http://www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to The Hartford Investor Relations at 860-547-2403. The solicitation/recommendation statement and such other documents may be obtained for free by directing such requests to Hartford Life Investor Relations at 860-843-7418.

          Certain statements made in this release should be considered forward looking information as defined in the Private Securities Litigation Reform Act of 1995. Hartford Life cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by Hartford Life with the SEC. These uncertainties include the possibility of general economic, business and legislative conditions that are less favorable than anticipated, changes in interest rates or the stock markets and stronger than anticipated competitive activity.